Exhibit (a)(5)(ii)

news release

Paloma Announces Completion of Tender Offer

For Immediate Release

Houston, TX (December 23, 2021)

Paloma Partners VI Holdings, LLC (“Paloma”) today announced the successful completion of the tender offer (the “Offer”) by Paloma VI Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Paloma, for any and all of the issued and outstanding shares (the “Shares”) of Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich”), at a price of US $23.00 per Share (the “Offer Price”) in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 24, 2021, and in the related Letter of Transmittal. The Offer expired at 12:00 A.M. midnight, New York City time, on December 23, 2021. Paloma expects to complete the acquisition of Goodrich today through a merger without a vote of Goodrich’s stockholders, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”).

The depository for the Offer has advised Paloma and Purchaser that in accordance with the terms of the Offer, as of its expiration, a total of 12,014,916 Shares were validly tendered (and not validly withdrawn), and “received” (as defined in Section 251(h)(6)(f) of the DGCL), for purchase pursuant to the Offer. As of the expiration of the Offer, the tendered Shares together with Shares held by Paloma and purchased prior to the commencement of the Offer (the "Paloma Shares") represent approximately 87% of Goodrich’s outstanding Shares. The number of Shares validly tendered and not properly withdrawn pursuant to the Offer, when combined with the Paloma Shares, satisfies the minimum condition. All conditions to the Offer having been satisfied or waived, Purchaser irrevocably accepted for payment all such Shares validly tendered and not validly withdrawn. Payment of the Offer Price for such Shares will be promptly made by the depository in accordance with the terms of the Offer.

Accordingly, later today, Purchaser expects to effect the merger under Section 251(h) of the DGCL, pursuant to which Goodrich will be merged with and into Purchaser, with Purchaser continuing as the surviving corporation and as a wholly owned subsidiary of Paloma, and Purchaser’s name will be changed to “Goodrich Petroleum Corporation.” At the effective time of the merger, each Share issued and outstanding immediately prior thereto (other than (i) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger, (ii) Shares then owned by Parent, Purchaser or certain of their affiliates and (iii) Shares held in treasury by Goodrich or by any of its wholly owned subsidiaries), will convert automatically into the right to receive $23.00 in cash, without interest, less any applicable withholding taxes (which is the same amount per Share paid in the Offer). Following the merger, all Shares will be delisted from NYSE American and deregistered under the Exchange Act.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - Certain statements contained in this news release are forward-looking statements or information within the meaning of applicable securities legislation, collectively referred to herein as “forward-looking statements.” Forward-looking statements in this news release include, but are not limited to: the anticipated effective time of the merger and the expectation that the Shares will be delisted.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions and other forward-looking statements will not occur. There can be no assurance that the transaction will be completed. Completion of the transaction is subject to a number of risks and uncertainties, including customary conditions. Although Paloma believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive.

Furthermore, the forward-looking statements contained in this news release are made as of the date hereof and, except as required by law, Paloma undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Paloma Partners VI Holdings, LLC

Paloma Partners VI Holdings, LLC is an affiliate of Paloma Resources, LLC, a Houston-based private oil and gas company. Founded in 2004, Paloma Resources, LLC is backed by the financial strength of EnCap Investments. Further information on Paloma Partners VI Holdings, LLC is available by contacting:

Scott W. Smith
Executive Vice President, Business Development
(713) 650-8500

SOURCE: Paloma Partners VI Holdings, LLC